Exhibit 99.1

OLD POINT TRUST PRESIDENT & CEO, EUGENE M. JORDAN II,
TO TRANSITION INTO NEW ROLE AT OLD POINT

Hampton, Va., April 22, 2021 (PR NEWSWIRE) – Old Point Financial Corporation (Old Point) (Nasdaq: OPOF) is pleased to announce that Eugene M. Jordan, II, will transition into the new role of General Counsel and Corporate Secretary for Old Point. Mr. Jordan has served as the President and CEO of Old Point Trust for the past 19 years and as Chairman of the Old Point Trust Board of Directors for the past two and a half years.

Old Point’s Chairman, President & CEO, Robert F. Shuford, Jr. said, “Old Point has grown in both size and complexity over the last five years, expanding into new lines of business. With this growth, we have recognized the need to establish an internal general counsel, and as having previously served as external general counsel to Old Point, Gene is well qualified for this new position. The Board of Directors and executive management are extremely grateful to Gene for the leadership he has provided and continues to provide to Old Point Trust.”
Mr. Jordan has over 30 years of law experience, 14 of which from before he joined Old Point. He holds his bachelor’s degree from North Carolina Wesleyan College and his Juris Doctor from Campbell University.
Old Point will be engaging in an extensive executive search for a new President and CEO for Old Point Trust. Mr. Jordan will be assisting in the transition and will remain in his current position until a successor can be brought on board. Rob Shuford, Jr. added, “Gene’s dedication to Old Point, our employees, and our stockholders is unmatched. We are excited about this opportunity for him and us. We are also confident that a strong candidate who believes in the values of local wealth management will be found.”
About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.